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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  FORM 8-A/A-1
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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           RECOVERY ENGINEERING, INC.
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             (Exact name of registrant as specified in its charter)

                  MINNESOTA                                41-1557115
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  (State of incorporation or organization)              (I.R.S. Employer
                                                       Identification No.)
           9300 NORTH 75TH AVENUE
           MINNEAPOLIS, MINNESOTA                             55428
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  (Address of principal executive offices)                 (Zip Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             Title of each class          Name of each exchange on which
             to be so registered          each class is to be registered

                    NONE                                N/A
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If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box. [ ]

                      SECURITIES ACT REGISTRATION STATEMENT
                     FILE NUMBER TO WHICH THIS FORM RELATES:


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                                 (if applicable)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          COMMON STOCK PURCHASE RIGHTS
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                                (Title of Class)

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ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Recovery Engineering, Inc. (the "Company"), hereby amends and restates in its entirety the Registration Statement on Form 8-A relating to the Company's Common Stock Purchase Rights, filed by the Company with the Securities and Exchange Commission on February 20, 1996.

         On January 30, 1996, the Board of Directors of the Company declared a dividend of one common stock purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company. The dividend is payable on February 19, 1996 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $60.00 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of January 30, 1996, as amended through April 29, 1999 (as amended, the "Rights Agreement") between the Company and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agent"). A copy of the Rights Agreement, as amended, is filed as an exhibit hereto.

         Until the earlier to occur of (i) 10 calendar days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of a Summary of Rights attached thereto.

         The Rights Agreement provides that at no time shall Brian F. Sullivan, William F. Wanner, Jr., Goldman, Sachs & Co. nor any of their respective Affiliates or Associates be deemed an "Acquiring Person" by reason of any such Person being the beneficial owner of 15% or more of the shares of Common Stock of the Company then outstanding, unless, in addition to (i) the shares of the Company's Common Stock beneficially owned by such Person on February 3, 1998, and (ii) the shares of the Company's Common Stock which such Person acquires directly from the Company after February 3, 1998, such Person is also then the beneficial owner of shares of the Company's Common Stock representing 3% or more of the shares of Common Stock of the Company then outstanding.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock, outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution



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Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on February 19, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

         The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Common Stock) or of subscription rights or warrants (other than those referred to above).

         In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding Common Stock, subject to certain exceptions for shares owned by the Company, a subsidiary or an employee benefit plan or issued directly by the Company, proper provision shall be made so that each holder of a Right, other than any person or group of affiliated or associated persons beneficially owning 15% or more of the outstanding Common Stock (whose Rights will thereafter be void) will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         For example, at the Purchase Price of $60.00 per Right, if any person becomes the beneficial owner of 15% or more of the outstanding Common Stock of the Company, 10 calendar days thereafter each Right (other than Rights owned by such 15% beneficial owner, which will have become void) would entitle its holder to purchase $120.00 worth of the Company's Common Stock for $60.00. Assuming that the Common Stock had a per share value of $15.00 at such time, each Right would effectively entitle its holder to purchase 8 shares of Common Stock for $60.00.

         Similarly, if after a person becomes the beneficial owner of 15% or more of the outstanding Common Stock of the Company, there occurs a business combination with another entity in which the Company's Common Stock is converted or exchanged, or the sale of 50% or more of the



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Company's consolidated assets or earning power, each Right (other than Rights that have become void) would entitle the holder thereof to purchase $120.00 worth of the acquiring entity's stock for $60.00.

         At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Common Stock, a majority of the Directors of the Company may vote to redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Directors in their sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed herewith and incorporated herein by reference.

         UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID.


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ITEM 2.           EXHIBITS.


         4.1 Rights Agreement dated as of January 30, 1996, by and between Recovery Engineering, Inc., and Norwest Bank Minnesota, National Association, as Rights Agent

         4.1.1. Amendment No. 1 dated as of February 3, 1998 to Rights Agreement between Recovery Engineering, Inc. and Norwest Bank Minnesota, National Association, as Rights Agent

         4.1.2. Amendment No. 2 dated as of April 29, 1999 to Rights Agreement between Recovery Engineering, Inc. and Norwest Bank Minnesota, National Association, as Rights Agent



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                                    SIGNATURE

         Pursuant to the Requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: June 29, 1999                  RECOVERY ENGINEERING, INC.
                                      (Registrant)


                                      By:      /s/ BRIAN F. SULLIVAN
                                          --------------------------------------
                                               Brian F. Sullivan
                                               Chief Executive Officer



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                                INDEX TO EXHIBITS


EXHIBIT
  NO.            DESCRIPTION                                        METHOD OF FILING

  4.1            Rights Agreement dated as of                       Filed as Exhibit 4.1 to the Company's
                 January 30, 1996, by and between                   Form 8-A Registration Statement dated
                 Recovery Engineering, Inc., and                    February 20, 1996 (File No. 0-21232)
                 Norwest Bank Minnesota, National                   and incorporated herein by reference
                 Association, as Rights Agent

  4.1.1          Amendment No. 1 dated as of                        Filed as Exhibit 4.1.1 to the
                 February 3, 1998 to Rights Agreement               Company's Annual Report on Form
                 between Recovery Engineering, Inc.                 10-K for the year ended December 31,
                 and Norwest Bank Minnesota, National               1997 (File No. 0-21232) and
                 Association, as Rights Agent                       incorporated herein by reference

  4.1.2          Amendment No. 2 dated as of April 29,              Filed as Exhibit 4.1.2 to the
                 1999 to Rights Agreement between                   Company's Quarterly Report on Form
                 Recovery Engineering, Inc. and                     10-Q for the quarterly period ended
                 Norwest Bank Minnesota, National                   April 4, 1999 (File No. 0-21232) and
                 Association, as Rights Agent                       incorporated herein by reference